Exhibit 99.1

CONTACT:	Connie Hamblin	RELEASE:	January 31, 2012
(616) 772-1800

GENTEX REPORTS RECORD FOURTH QUARTER NET SALES

AND NET INCOME;

Annual Net Sales Exceed $1 Billion For The First Time In Company’s History

ZEELAND, Michigan, January 31, 2012 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported record financial results for the fourth quarter and calendar year 2011.

For the fourth quarter of 2011, the Company’s record net sales for any fourth quarter increased by 17 percent to $260.3 million compared with $222.1 million in the fourth quarter of 2010. The gross profit margin decreased on a quarter-over-quarter basis from 35.8 percent in the fourth quarter of 2010 to 34.7 percent in the fourth quarter of 2011, primarily due to annual customer price reductions.

For calendar year 2011, the Company’s record net sales increased by 25 percent to $1.0 billion compared with $816.3 million in calendar year 2010. The gross profit margin decreased to 35.3 percent for calendar year 2011 compared with 36.2 percent for calendar year 2010, primarily due to the impact of annual automotive customer price reductions, partially offset by the Company’s ability to leverage fixed overhead costs.

Record fourth quarter 2011 net income increased ten percent to $40.5 million, compared with net income of $36.9 million in the fourth quarter of 2010. For calendar year 2011, record net income of $164.7 million increased 20 percent compared with net income of $137.7 million for calendar year 2010. The increases in net income for both the fourth quarter and calendar year periods ended December 31, 2011, were primarily due to increased net sales and gross profit.

Earnings per diluted share were 28 cents in the fourth quarter of 2011 compared with 26 cents per share in the fourth quarter of 2010. Earnings per diluted share were $1.14 for calendar year 2011, compared with 98 cents per share in calendar year 2010.

“Gentex had a good fourth quarter and year,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “We continue to experience strong global demand for our auto-dimming mirror products and advanced electronic features. And, we’re proud that we achieved net sales greater than $1 billion for the first time in the Company’s history.

“2011 was a year unlike any other that we have experienced, with the earthquake and tsunami in Japan in March, plus the flooding in Thailand that began in July. These natural disasters put significant additional stresses on a supply chain that was already shipping parts at record numbers due to the recovery in the global economy and automotive market. Our teams at Gentex rapidly responded to these events to ensure that we had sufficient parts to meet our customers’ production requirements. We’re no longer being impacted by the events in Japan, and are gradually working our way out of the aftermath of the Thailand flooding. We are hopeful that 2012 will be easier on the automotive supply chain,” said Bauer.

Rear Camera Display Update

Gentex Vice President of Finance and Chief Financial Officer Steve Dykman said that in early January 2012, U.S. Secretary of Transportation Ray LaHood provided an update to Congressman Fred Upton and other congressional leaders related to the timing of the final rule for the Cameron Gulbransen Kids Transportation Safety Act (KTSA). Secretary LaHood indicated that while a great deal of progress has been made to date, additional time is needed to complete the final rulemaking process due to the large volume of public comments and the complexity of some of the issues. He indicated that he anticipates that the Department can issue the final standards by February 29, 2012. The final rule related to the KTSA is currently expected to require that all vehicles in the United States will be required to be equipped with cameras and rear camera displays (RCD) by September 2014 [based on the December 3, 2010, Notice of Proposed Rulemaking (NPRM) issued by the National Highway Traffic Safety Administration (NHTSA)].

As previously announced, the Company’s solution to meet the pending KTSA requirement is its Rear Camera Display (RCD) Mirrors, which display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.

Dykman said that the Company continues to believe that RCD Mirrors will likely be implemented in three overlapping phases (based on the December 7, 2010, NPRM issued by NHTSA);

1.	Market-Driven Phase: time period prior to any legislation through NHTSA’s NPRM on December 7, 2010;

2.

“Wait and See” Phase: period of time from when the legislation was signed into law on February 28, 2008, until the final rule is issued, which, as stated above, is now indicated as February 29, 2012; and

3.

Implementation Phase: from the time the final rule is issued until the date that full implementation is required, when 100 percent of all new vehicles in the U.S. under 10,000 lbs. will be required to be equipped with rear cameras and displays. The current rule which, as noted, is yet to be finalized has set the date for full implementation at September 2014.

Dykman also said that the Company still believes that the market for camera displays in vehicles will be divided into two primary market segments:

1.	Top 20 Percent: The top 20 percent of the vehicle market will primarily offer the display for a rear camera in the navigation system, with the option of purchasing an RCD Mirror, and

2.

Rest of the market: The rest of the market is the most likely market area to offer the camera display in the mirror or in other multi-purpose displays in the vehicle in a number of different locations, including the radio, instrument panel, console, etc. This is the segment of the market with the greatest volume potential, but also has the greatest and increasing competition.

“We continue to be in the ‘Wait and See’ Phase, as automakers are waiting to find out what the final rule requirements will be,” said Dykman. “Many customers have deferred any final sourcing decisions on programs until the final rule is published.”

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 16 percent in the fourth quarter of 2011 compared with the fourth quarter last year. Automotive net sales increased by 17 percent from $217.7 million in the fourth quarter of 2010 to $254.7 million in the fourth quarter of 2011.

Automatic-dimming mirror unit shipments increased by 22 percent in North America in the fourth quarter of 2011, compared with the fourth quarter last year, primarily as a result of increased mirror unit shipments to certain domestic automakers. North American light vehicle production increased by 16 percent in the fourth quarter of 2011 compared with the same prior-year quarter.

Automatic-dimming mirror unit shipments to offshore customers increased by 13 percent in the fourth quarter of 2011 compared with the same quarter last year. The increase in unit shipments was primarily due to increased mirror unit shipments to certain European automakers. Light vehicle production in Europe decreased by approximately one percent in the fourth quarter of 2011, and increased by 12 percent in Japan and Korea in the fourth quarter of 2011, in each case compared with the same quarter last year.

Total auto-dimming mirror unit shipments increased by 26 percent in calendar year 2011 compared with calendar year 2010. Automotive net sales also increased by 26 percent from $797.1 million in calendar year 2010 to $1.0 billion in calendar year 2011.

Automatic-dimming mirror unit shipments increased by 26 percent in North America in calendar year 2011 compared with calendar year 2010, primarily as a result of increased mirror unit shipments to certain domestic automakers. North American light vehicle production increased by ten percent in calendar year 2011 compared with calendar year 2010.

Automatic-dimming mirror unit shipments to offshore customers increased by 26 percent in calendar year 2011 compared with calendar year 2010. The increase in unit shipments was primarily due to increased mirror unit shipments to certain European automakers. Light vehicle production in Europe increased by seven percent in calendar year 2011, and decreased by five percent in Japan and Korea in calendar year 2011, in each case compared with calendar year 2010.

Other net sales increased by 27 percent to $5.6 million for the fourth quarter of 2011 compared with the same quarter last year, primarily due to a 92 percent increase in dimmable aircraft window net sales.

Other net sales increased by seven percent to $20.6 million for calendar year 2011 compared with calendar year 2010, primarily due to a 29 percent increase in dimmable aircraft windows net sales, partially offset by relatively flat fire protection net sales.

The increases in dimmable aircraft window net sales for both the fourth quarter and calendar year 2011 were primarily due to increased shipments of dimmable windows for the Boeing 787 Dreamliner series of aircraft. Fire protection net sales continue to be impacted by the relatively weak commercial construction market.

Future Estimates

Dykman provided certain guidance for 2012.

“Our estimate for net sales for the first quarter of 2012 is an increase of approximately 15-20 percent compared with the same quarter in 2011, based on IHS’s January 2012 forecast for light vehicle production levels,” said Dykman. “The strong outperformance of Gentex unit shipment growth compared to light vehicle production growth in our major markets continued but began narrowing in the fourth quarter of 2011, reflecting the slowdown in the growth rate of light vehicle production in China and at the major German automakers. European light vehicle production is currently expected to decline by 11 percent in the first quarter of 2012 compared with the same period last year, and light vehicle production is expected to decline by four percent in China for that same period.”

Based on the Company’s expected net sales for the first quarter of 2012, Dykman said that the Company currently expects that its gross profit margin for the first quarter of 2012 will be in approximately the same range as the gross profit margin reported in the fourth quarter of 2011.

In addition, the Company currently expects that unit shipments of its SmartBeam® high beam headlamp assist product will increase by approximately 40-45 percent in calendar year 2012, compared with unit shipments of 1.0 million units in calendar year 2011. The Company also currently expects that unit shipments of its Rear Camera Display (RCD) Mirrors will increase by approximately 10-15 percent for the first quarter of 2012 compared with the first quarter last year, reflecting the extended “Wait and See” period due to the delay in the final rule and lack of visibility with respect to final customer sourcing decisions. The Company shipped approximately 1.7 million RCD Mirrors in calendar year 2011. Both SmartBeam and RCD Mirror unit forecasts are based on the IHS January 2012 forecast for light vehicle production.

The Company’s current forecasts for light vehicle production for each of the following periods in 2012 compared with the same periods in 2011 are based on IHS Automotive’s January 2012 forecast for light vehicle production in North America, Europe and Japan and Korea:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	IHS Automotive’s Light Vehicle Production Forecast
	First Quarter 2012*	First Quarter 2011*	% Change	Calendar Year 2012*	Calendar Year 2011*	% Change
	*light vehicle units – millions; based on January 2012 forecast
North America	3.6	3.4	+7%	13.9	13.1	+6%
Europe	4.7	5.4	-11%	18.5	20.1	-8%
Japan and Korea	3.9	2.9	+37%	13.9	12.5	+12%

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and net sales growth rates, the ability to control E,R&D and S,G&A expenses, gross margins and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” “optimistic” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions; worldwide automotive production; the maintenance of the Company’s market share; the ability to achieve purchasing cost reductions; customer inventory management; supplier part shortages; competitive pricing pressures; currency fluctuations; interest rates; equity prices; the financial strength/stability of the Company’s customers (including their Tier 1 suppliers); potential impact of supply chain disruptions on net sales, costs and gross margins; potential impact of natural disasters on supply chain and vehicle production; potential sale of OEM business segments or suppliers; potential customer (including their Tier 1 suppliers) bankruptcies; the mix of products purchased by customers, the ability to continue to make product innovations; the market for Rear Camera Display Mirrors and the success of those products; the success of certain other products (e.g. SmartBeam® and other camera-based product development); and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Fourth Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company’s net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company’s web site at www.gentex.com.

Gentex currently is working to fill a significant number of manufacturing and technical positions, primarily in the electrical, software development and engineering areas. Additional information is available at http://www.gentex.com/careers/.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net Sales	$260,346,644	$222,100,572	$1,023,762,049	$816,263,414
Cost of Goods Sold	169,992,934	142,632,209	662,181,714	520,573,101

Gross Profit	90,353,710	79,468,363	361,580,335	295,690,313

Engineering, Research & Development	21,805,103	18,075,511	81,634,158	64,100,411
Selling, General & Administrative	12,765,228	10,787,736	48,578,252	40,617,833

Income from Operations	55,783,379	50,605,116	231,367,925	190,972,069

Other Income	(2,946,486)	(4,637,271)	(13,063,886)	(12,467,945)

Income Before Income Taxes	58,729,865	55,242,387	244,431,811	203,440,014

Provision for Income Taxes	18,263,752	18,319,122	79,763,583	65,706,045

Net Income	$40,466,113	$36,923,265	$164,668,228	$137,733,969

Earnings Per Share
Basic	$0.28	$0.26	$1.16	$0.99
Diluted	$0.28	$0.26	$1.14	$0.98
Weighted Average Shares:
Basic	143,132,866	140,483,242	142,492,699	139,356,831
Diluted	144,806,230	142,227,174	144,276,808	140,735,767

Cash Dividends Declared per Share	$0.12	$0.11	$0.48	$0.44

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	Dec 31, 2011	Dec 31, 2010
ASSETS
Cash and Short-Term Investments	$418,795,011	$434,797,369
Other Current Assets	333,497,973	220,471,905

Total Current Assets	752,292,984	655,269,274

Plant and Equipment—Net	282,541,588	205,107,756
Long-Term Investments and Other Assets	141,192,430	142,313,609

Total Assets	$1,176,027,002	$1,002,690,639

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$100,694,500	$72,088,629
Long-Term Debt	0	0
Deferred Income Taxes	48,213,981	37,071,184
Shareholders’ Investment	1,027,118,521	893,530,826

Total Liabilities & Shareholders' Investment	$1,176,027,002	$1,002,690,639

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter Ended December 31,			Calendar Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
North American Interior	1,651	1,331	24%	6,232	4,956	26%
North American Exterior	370	329	13%	1,514	1,206	26%
Total North American Units	2,021	1,660	22%	7,746	6,162	26%

Offshore Interior	2,484	2,148	16%	9,957	7,872	26%
Offshore Exterior	904	840	7%	3,774	3,058	23%
Total Offshore Units	3,388	2,988	13%	13,731	10,930	26%

Total Interior Mirrors	4,135	3,479	19%	16,189	12,828	26%
Total Exterior Mirrors	1,274	1,170	9%	5,288	4,264	24%
Total Mirror Units	5,409	4,648	16%	21,477	17,092	26%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.

End of Filing